NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.

Principal Amount: $274,000                                                                                                Issue Date: March 15, 2011

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, BlackBox Semiconductor, Inc., a Nevada corporation f/k/a Visitrade, Inc. (hereinafter called “Borrower” or the “Company”), hereby promises to pay to Noctua Fund Manager, LLC, a Delaware limited liability company,  or its permitted registered assigns or successors in interest or order (the “Holder”), without demand, the sum of Two Hundred Seventy Four Thousand Dollars (US) (the “Principal Amount”), with simple interest at the annual rate of two percent (2%) on March 14, 2012 (the “Maturity Date”), if not sooner paid or converted.

This Note (the “Note”) has been entered into pursuant to the terms of a letter agreement between the Borrower, the Holder dated of even date herewith (the “Letter Agreement”) pursuant to which the amount of $274,000 for fees, services and disbursements owed by Borrower to Holder have been reflected in this Note in full satisfaction thereof, and shall be governed by the terms of such Purchase Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement.  This Note shall automatically convert at such time and to the extent that, the same is assigned, unless the Company consents otherwise.  The following terms shall apply to this Note:

ARTICLE I
INTEREST

                      1.1.                    Interest Rate.   Interest on this Note shall be simple interest and accrue at the annual rate of three percent (3%) per annum.  Interest will be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. Interest will be payable in cash, or at the election of the Borrower with shares of Ordinary Shares at a per share value equal to the Conversion Price set forth in Section 2.1.

1.2. Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default (as defined below), which, if susceptible to cure is not cured within the cure periods (if any) set forth in Article III, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall (subject to the limitations set forth in Section 4.7) be three and one half percent (3.5%), and be due on demand.

ARTICLE II
AUTOMATIC CONVERSION RIGHTS

           2.1.           Holder’s Conversion Rights.  Principal and interest on this Note shall be convertible into common stcok of the Company (the “Conversion Shares”) at a rate of $0.3425 per share, subject to adjustment in the case of stock split, stock dividend or recombination, without any other anti dilution provisions.   This Note shall automatically convert into the Conversion Shares if and to the extent that the same is assigned or attempted to be assigned absent written consent of the Company.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after receipt by the Borrower of written notice of such default.

3.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of 30 calendar days after written notice to the Borrower from the Holder, provided that if such breach cannot reasonably be cured within such 30-day period and Borrower shall have commenced to cure such breach within such 30-day period and thereafter diligently proceeds to cure the same, such 30-day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to cure such default, not to exceed 60 days in the aggregate.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, shall be false or misleading in any material respect as of the date of issuance, except to the extent such representation or warranty is made as of a different date in which case such representation or warranty shall have been false or misleading in any material respect as of such date.

3.4           Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed and not dismissed within 60 days.

3.5           Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 60 days of initiation.

3.6           Sale of Assets. A disposition of all or substantially all of the assets of the Borrower (excluding any transaction relating to the sale and lease-back of the Borrower’s equipment).

3.7           Failure to Deliver Common Stock or Replacement Note.  Borrower’s failure to timely deliver Common Stock and, if required, a replacement Note to the Holder pursuant to and in the form required by this Note or the Purchase Agreement.

3.8           Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document which is not cured after any required notice and/or cure period.

3.9           Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Purchase Agreement.

ARTICLE IV
MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

           4.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, confirmed edmail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:  if to the Company to BlackBox Semiconductor, Inc., c/o 2038 Corte del Nogal, Suite 110, Carlsbad, California  92011 w and  if to the Holder, to c/o  Noctua Fund Manager, LLC, 038 Corte del Nogal, Suite 110, Carlsbad, California  92011, Fax: (760) 804-8845, and in each case with a copy to Levy International Law, LLC,  590 Madison Avenue, New York, New York 10036, Attention: Ron Levy, Esq. (646)219-1574.

4.3           Assignees.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note, if assigned absent consent of the Company in writing, shall be deemed automatically and immediately converted to the extent of such unauthorized assignment.

4.4           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.5           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California, including, but not limited to, California statutes of limitations.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the federal courts located in the state and county of San Diego.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money only and, without limitation to any other remedies of Holder (such as, without limitation, summary judgment after initiation of a proceeding), shall be enforceable against Borrower by summary proceeding or any similar rule or statute in the jurisdiction where enforcement is sought.

4.6           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower, or if no further amounts are owed by the Borrower to the Holder, shall be refunded to the Borrower.  Borrower hereby irrevocable consents to the reformation of this Note, as may be necessary by a court of law, so as to enable enforcement of this Note pursuant to summary judgment or summary proceeding.

4.7           Redemption.  This Note may be prepaid by the Borrower, in whole or in part, at any time and from time to time, without premium or penalty, upon 30 days’ prior written notice to the Holder.

4.8           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower or once Borrower assigns the same.

4.11           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 15th day of March 2011.

BLACKBOX SEMICONDUCTOR, INC.

By:________________________________
           Name:
           Title: President

WITNESS:

______________________________________
[Print Name]

Secretary